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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    FORM 8-K
                                 Current Report
                     Pursuant to Section 13 or 15 (d) of the
                         Securities Exchange Act of 1934

                                February 25, 2005
                        (Date of earliest event reported)


                         GRIFFIN LAND & NURSERIES, INC.
               (Exact name of registrant as specified in charter)


DELAWARE                               0-29288              06-0868496
--------                               -------              ----------
(State or other jurisdiction          (Commission         (IRS Employer
   of incorporation)                   File Number)      Identification No.)


ONE ROCKEFELLER PLAZA, NEW YORK, NEW YORK                        10020
-----------------------------------------                        -----
(Address of principal executive offices)                       (Zip Code)


REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE       (212) 218-7910
                                                         --------------


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Item 2.02.     Results of Operations and Financial Condition
----------     ---------------------------------------------

               On February 25, 2005 the Registrant issued a press release announcing its results of operations for its 2004 fourth quarter. Attached as Exhibit 99.1 to the report is the Registrant's February 25, 2005 Press Release, which is incorporated herein by reference.


Item 9.01.     Financial Statements and Exhibits
----------     ---------------------------------

               Exhibit 99.1:  Registrant's February 25, 2005
               Press Release (attached hereto.)



                                    SIGNATURE



     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              GRIFFIN LAND & NURSERIES, INC.


                              /s/  Anthony J. Galici
                              ----------------------
                              Anthony J. Galici
                              Vice President, Chief Financial Officer and
                              Secretary

Dated:  February 25, 2005


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NEWS FROM:                                             Exhibit 99.1
                                                       ------------

GRIFFIN LAND & NURSERIES, INC.               CONTACT:
                                             ANTHONY GALICI
                                             CHIEF FINANCIAL OFFICER
                                             (860) 653-4541

GRIFFIN ANNOUNCES FOURTH QUARTER RESULTS
----------------------------------------

NEW YORK, NEW YORK (FEBRUARY 25, 2005) GRIFFIN LAND & NURSERIES, INC. (NASDAQ:
GRIF) ("GRIFFIN") today reported a 2004 fourth quarter operating loss of ($1,492,000) on total revenue of $5,431,000, as compared to an operating loss of ($855,000) on total revenue of $5,474,000 for the 2003 fourth quarter.
For the 2004 full year, Griffin reported an operating loss of ($4,396,000) on total revenue of $41,183,000, as compared to an operating loss of ($1,833,000) on total revenue of $37,101,000 for the 2003 full year.

     The increase in the 2004 fourth quarter operating loss as compared to the 2003 fourth quarter operating loss principally reflects higher general corporate expense. Operating results at Imperial Nurseries, Inc. ("Imperial"), Griffin's landscape nursery business, were slightly improved in the 2004 fourth quarter as compared to the 2003 fourth quarter, which offset slightly lower results at Griffin Land, Griffin's Connecticut and Massachusetts based real estate division. Although not fully reflected in historical results, increased real estate market activity in 2004, particularly by users of industrial space, has resulted in new leases for approximately 54,000 square feet of the 117,000 square foot industrial building that was completed and available for tenants near the end of 2003, a new lease for approximately 40,000 square feet of space in a new industrial building currently under construction and new leases (net of vacated space) totaling approximately 24,000 square feet in other buildings in Griffin Land's portfolio. There remain in the market strong expressions of interest by prospective users of industrial space, which may lead to additional leasing activity in the near-term. Based on the increase in leasing activity, Griffin Land expects to begin construction in 2005 of another 137,000 square foot industrial building in its New England Tradeport industrial park located in Windsor and East Granby, Connecticut.

     Griffin's 2004 full year operating loss increased over the 2003 full year operating loss due to higher general corporate expense, an increase in the operating loss at Imperial and lower operating profit at Griffin Land. The higher revenue in the 2004 full year principally reflects the sale in the 2004 third quarter of the remaining development rights at Walden Woods, Griffin Land's residential development in Windsor, Connecticut. That transaction generated cash proceeds of $3.0 million (before expenses), but resulted in a small loss.

     The increase in the 2004 full year operating loss at Imperial, as compared to the prior year, was due principally to higher cost of goods sold resulting from increased charges for unsaleable inventories. The increase in the unsaleable inventory charges was due to disease and horticultural issues that resulted from excessive rainfall at Imperial's northern Florida operation and the lack of sell through, particularly at Imperial's Connecticut operation, of certain smaller sized fast growing inventories, which then became unsaleable. Inventories of those products are planned to be much lower in fiscal 2005 than they were in fiscal 2004.

     The lower operating profit at Griffin Land in the 2004 full year reflects the writeoff of costs related to two potential property sales that did not take place and the small loss on the Walden Woods sale. Griffin Land's 2004 full year operating profit also reflected higher building operating expenses and higher depreciation expense due to the new industrial building placed in service at the beginning of the year.

     The higher general corporate expense for the 2004 full year compared to the 2003 full year includes incentive compensation expense reflected in the fourth quarter and the writeoff, earlier in the year, of unamortized costs related to Griffin's revolving credit agreement, which was paid off and terminated with a portion of the proceeds from Griffin's sale of its investment in Centaur Communications, Ltd. ("Centaur"), a privately held publishing company based in the United Kingdom in which Griffin held a 35% interest (see below).

     Griffin reported a 2004 fourth quarter net loss of ($1,184,000) and a basic and diluted net loss per share of ($0.24) as compared to 2003 fourth quarter net income of $3,000 and basic and diluted net income (loss) per share of $0.00 and ($0.01), respectively. For the 2004 full year, Griffin reported net income of $30,998,000 and basic and diluted net income per share of $6.31 and $6.06, respectively, as compared to a net loss of ($2,349,000) and a basic and diluted net loss per share of ($0.48) and ($0.49), respectively, for the 2003 full year.

     The 2004 full year includes a $51.1 million pretax gain and a $1.1 million foreign currency exchange gain as a result of the sale, completed in the second quarter, of Griffin's investment in Centaur. The sale of Centaur and the related foreign currency exchange gain generated cash proceeds of $70 million after transaction expenses of $1.5 million. Griffin also received 6.5 million shares of common stock in Centaur Holdings, plc ("Centaur Holdings"), the buyer company that completed an initial public offering of its common stock and is now trading on the London Stock Exchange. A portion of the cash proceeds received by Griffin were used for income tax payments and to repay the entire amount outstanding ($18.4 million) under its revolving credit agreement, which was then terminated. Griffin expects that most of the balance of the proceeds from the Centaur sale will be used for additional real estate investment. However, there are no specific real estate investments contracted for at this time, and such investments may or may not occur based on many factors, including real estate pricing.

     Forward-Looking Statements:
     This Press Release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin.




                                                    Griffin Land & Nurseries, Inc.
                                            Consolidated Condensed Statements of Operations
                                             (amounts in thousands, except per share data)
                                                           (unaudited)

                                         Fourth Quarter Ended,                      Fiscal Year Ended,
                                        -----------------------                    --------------------
                                   Nov. 27, 2004      Nov. 29, 2003         Nov. 27, 2004     Nov. 29, 2003
                                   -------------      -------------         -------------     -------------

Revenue:
Landscape nursery net sales . . . .$       2,797      $       2,847         $      27,421     $     26,803
Rental revenue and
property sales . . . . .  .  . . .         2,634              2,627 (1)            13,762           10,298 (1)
                                   -------------      -------------         -------------     ------------
Total revenue. . . . . . . . . . .         5,431              5,474                41,183           37,101
                                   -------------      -------------         -------------     ------------
Operating profit (loss):
Landscape nursery business . . . .          (664)              (874)               (2,152)          (1,581)
Real estate business . . . . . .             270 (2)            421 (2)               784  (2)       1,500 (2)
General corporate expense. . . . .        (1,098)              (402)               (3,028)          (1,752)
                                   -------------      -------------         -------------     ------------
Total operating loss . . . . . . .        (1,492)              (855)               (4,396)          (1,833)

Gain on sale of Centaur
Communications, Ltd. . . . . . . .             -                  -                51,107                 -
Foreign currency exchange gain . .             -                  -                 1,070                 -
Interest expense, net of interest
income and gains on short-term
investments . . . . . . . . . . .           (297) (3)          (646) (3)           (1,987) (3)      (2,582) (3)
                                   -------------      -------------         -------------     ------------
(Loss) income before taxes . . . .        (1,789)            (1,501)               45,794           (4,415)

Income tax (benefit) provision . .          (605)              (590)               15,124           (1,633)
                                   -------------      -------------         -------------     ------------
(Loss) income before
equity investment . . . . . . . .         (1,184)              (911)               30,670           (2,782)

Income from equity investment. . .             -                914                   328              433
                                   -------------      -------------         -------------     ------------

Net (loss) income. . . . . . . . .       ($1,184)     $           3         $      30,998          ($2,349)
                                   =============      =============         =============     ============

Basic net (loss) income per
common share . . . . . . . . . . .        ($0.24)     $        0.00         $        6.31           ($0.48)
                                   =============      =============         =============     ============

Diluted net (loss) income per
common share (4) . . . . . . . . .        ($0.24)            ($0.01)        $        6.06           ($0.49)
                                   =============      =============         =============     ============

Weighted average common shares
outstanding for computation of
basic per share results . . . . .          4,950              4,877                 4,911            4,873
                                   =============      =============         =============     ============

Weighted average common shares
outstanding for computation of
diluted per share results . . . .          4,950              4,877                 5,108            4,873
                                   =============      =============         =============     ============


(1) In connection with the preparation of its financial statements for the fiscal year ended
    November 27, 2004, Griffin determined that it had inadvertently duplicated certain revenue and related costs in the same amount related to property management activities at Griffin's real estate business. Accordingly, in the fourth quarter of fiscal 2004, Griffin revised rental revenue and related costs to eliminate the duplicated amounts for all periods presented. The effect of these revisions, which Griffin believes are not material, was to decrease both revenue and related costs for the fourth quarter and fiscal year ended November 29, 2003 by $270 and $1,059, respectively.
    The revisions have no effect on previously reported gross profit, operating profit (loss), net income
    (loss) or net income (loss) per share in any of Griffin's previously issued consolidated statements of operations. In addition, the revisions have no effect on any of Griffin's previously issued consolidated balance sheets or consolidated statements of cash flows.

(2) Includes depreciation and amortization expense, principally related to real estate properties, in the 2004 fourth quarter and 2004 full year period of $0.9 million and $3.2 million, respectively, as compared to depreciation and amortization expense in the 2003 fourth quarter and 2003 full year period of $0.8 million and $3.0 million, respectively.

(3) Includes interest on nonrecourse mortgages of certain real estate properties of $0.6 million in each of the 2004 and 2003 fourth quarters and $2.3 million in each of the 2004 and 2003 full year periods, respectively.

(4) Includes the effect of stock options outstanding at Griffin's equity investee, Centaur, prior to the sale of that investment.
